UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2013

DubLi, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6750 N. Andrews Avenue, Suite 200
Ft. Lauderdale, FL 33309
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 362-2381

5200 Town Center Circle, Suite 601
Boca Raton, FL 33486
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 27, 2013, an indirect wholly owned subsidiary of DubLi, Inc. (the “Company”), Crown Group Investments Limited (“Crown”), entered into a Property Sale Agreement Memorandum of Understanding (as amended, the “Land Parcel Sale Agreement”) with Elite Star Engineering Limited (“Elite Star Engineering”), which is not affiliated with the Company or Crown, pursuant to which Crown agreed to sell to Elite Star Engineering one mixed use zoned parcel of vacant land (the “Land Parcel”) in Dubai, U.A.E.  The Land Parcel Sale Agreement was amended twice by the parties to extend the anticipated closing date to allow for the satisfaction of certain contingencies and conditions to closing.  On March 12, 2014, the date all contingencies and conditions to close the transaction were satisfied, Crown completed the sale of the Land Parcel to Elite Star Engineering.  The Land Parcel was sold to Elite Star Engineering for a cash consideration of Two Million Nine Hundred Eighty Five Thousand Seventy Three United Arab Emirates Dirham (AED 2,985,073), which, based on an exchange rate of one (1) AED to 0.2722 U.S. Dollars, equals approximately Eight Hundred Twelve Thousand Five Hundred Thirty-Seven U.S. Dollars (US$812,537).

Crown also entered into a separate Property Sale Agreement Memorandum of Understanding dated December 27, 2013 (the “Second Land Parcel Sale Agreement”) with Mr. Varun Sudhir Marodia (“Marodia”), who is not affiliated with the Company or Crown, pursuant to which Crown agreed to sell to Marodia a second mixed use zoned parcel of vacant land in Dubai, U.A.E. that is adjacent to the Land Parcel (the “Second Land Parcel”).  Under the Second Land Parcel Sale Agreement, Crown will sell the Second Land Parcel to Marodia for a cash consideration of Four Million Five Hundred One Thousand Three Hundred Fifty Seven United Arab Emirates Dirham (AED 4,501,357), which, based on an exchange rate of one (1) United Arab Emirates Dirham to 0.2722 U.S. Dollars, equals approximately One Million Two Hundred Twenty-Five Thousand Two Hundred Sixty-Nine U.S. Dollars (US$1,225,269).  The Company anticipates that all contingencies and conditions to close this transaction should be satisfied by the end of April, 2014.

Both the Land Parcel and the Second Land Parcel (together, the “Two Land Parcels”) are located in Dubai Industrial City, one of the largest planned projects in Dubai that is located near the Al Maktoum Airport and the Jebel Ali Free Zone.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 with respect to the Land Parcel Sale Agreement and the Land Parcel is incorporated herein by reference.

Item 8.01 Other Events.

The Two Land Parcels were purchased together by the Company, through its wholly owned indirect subsidiary, Crown, from Mr. Tom Kjaer, a shareholder of the Company, in exchange for Twenty One Million Four Hundred Twenty Thousand United Arab Emirates Dirham (AED 21,420,000), or approximately Five Million Eight Hundred Thirty Thousand Five Hundred Twenty Four U.S. Dollars (US$5,830,524), which was paid in shares of the Company’s common stock at a 20% discount from the market price on the date the Company’s board of directors approved the transaction. The Company also incurred closing costs of approximately One Hundred Forty-Four Thousand Five Hundred Seventy-One U.S. Dollars (US$144,571) for the purchase of the Two Land Parcels.

Prior to executing the Land Parcel Sale Agreement and the Second Land Parcel Sale Agreement, the Company received an estimated valuation of the Two Land Parcels from a real estate brokerage company in Dubai for a combined total value of between 13.03 million AED (approximately US$3.55 million) and 15.20 million AED (approximately US$4.14 million) as of December 20, 2013.  The Company actively marketed and solicited offers through various sources, and these efforts resulted in the execution of the Land Parcel Sale Agreement and the Second Land Parcel Sale Agreement.  The Company resolved that it was in its best interests to sell the Two Land Parcels via the transactions described above to realize cash for the Company’s operational needs.

Based on the estimated valuation of the Two Land Parcels appraised by the real estate brokerage company as of December 20, 2013, the Company has determined that the value of the Two Land Parcels was impaired for the year ended September 30, 2013. The Company used the lower valuation estimate from the appraisal, which amounted to US$3.55 million, and therefore recorded an impairment charge of US$2.43 million for the year ended September 30, 2013.

The sale proceeds for the Two Land Parcels net of closing costs and brokerage fees is estimated at US$1.88 million which was below the net book value of US3.55 million. Consequently, the Company recorded an impairment charge of US$1.67 million for the year ending September 30, 2014.

Item 9.01 Financial Statements and Exhibits.

Exhibits Number	Description
10.1	Land Parcel Sale Agreement, dated as of December 27, 2013, between Crown Group Investments Limited and Elite Star Engineering Limited
10.2	Amendment to Land Parcel Sale Agreement, dated February 16, 2014
10.3	Amendment to Land Parcel Sale Agreement, dated February 26, 2014
10.4	Second Land Parcel Sale Agreement, dated as of December 27, 2013, between Crown Group Investments Limited and Mr. Varun Sudhir Marodia

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DubLi, Inc.
(Registrant)
Date: April 28, 2014
	By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer

3